EXHIBIT 10.2

Execution Copy

ADMINISTRATIVE AND MANAGEMENT SERVICES AGREEMENT

THIS ADMINISTRATIVE AND MANAGEMENT SERVICES AGREEMENT (“Agreement”) is executed this 30th day of December, 2016, to be effective as of the 31st day of December, 2016 (the “Commencement Date”), by and between AF-CH-HH, LLC (“AF-CH-HH”) f/k/a Community Health United Home Care, LLC, a Delaware limited liability company, and (ii) Almost Family, Inc. (“AFAM”), a Delaware corporation, and National Health Industries, Inc. (“NHI”), a Kentucky corporation (AFAM and NHI are referred to collectively, as the “Management Company”).  AF-CH-HH, AFAM and NHI are sometimes collectively referred to in this Agreement each as a “Party” and collectively as the “Parties.”

Recitals

A.                                    AF-CH-HH engages in the business of providing Medicare certified home health services and hospice services directly and through several direct and indirect subsidiaries (referred to collectively as, the “AF-CH-HH Group”).

B.                                    The Management Company provides certain administrative, managerial, billing, and collections services (collectively, the “Management Services”) to its direct and indirect subsidiaries, including, more particularly, the services that are (i) described in Section 4, and (ii) further described in Attachment A, Section 1 attached hereto and incorporated herein by reference;

C.                                    AF-CH-HH, on behalf of the AF-CH-HH Group, desires to engage the Management Company to provide the Management Services, or to cause the Management Services, to be provided to the AF-CH-HH Group, and the Management Company desires to provide the Management Services, or to cause the Management Services to be provided, to the AF-CH-HH Group, each on the terms and conditions set forth herein.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.                                      Provision of Management Services.  The AF-CH-HH Group and the Management Company hereby agree that the Management Company shall provide the Management Services for the AF-CH-HH Group during the Term, pursuant to the terms and conditions set forth in this Agreement.

2.                                      Term.  The initial term of this Agreement shall begin on the Commencement Date and shall continue for a period of five (5) years (“Initial Term”), unless otherwise terminated as set forth in this Agreement.  Each year on the anniversary of the Commencement Date, this Agreement shall automatically renew for a new five (5) year term (each a “Renewal Term” and with the Initial Term, hereinafter referred to as the “Term”) unless either Party provides written notice of its intent not to renew at least sixty (60) days prior to the applicable anniversary of the Commencement Date.  If a Party timely provides written notice of its intent not to renew, then the given Initial Term or Renewal Term shall no longer renew on the anniversary of the Commencement Date.

3.                                      Fees and Charges.

(a)                                 The Management Company’s fee for the services provided under this Agreement shall be calculated and billed as set forth below.

(i)                                     As the Management Company’s fee for its management services hereunder, the Company shall pay to the Management Company an annual amount equal to five percent (5%) of the Company’s Net Revenues for the preceding year (the “Management Fee”). “Net Revenues” shall mean the total operating revenues of the AF-CH-HH Group net of an allowance for contractual allowances, discounts, bad debt and other uncollectible amounts as determined under the accrual method of accounting in accordance with GAAP as consistently applied by the Management Group from time to time.  The Management Fee for each month shall be paid in accordance with Section 3(b) hereof.

(ii)                                  In addition to the Management Fee, the AF-CH-HH Group shall reimburse the Management Company on a monthly basis for all direct charges incurred by the Management Company on behalf of AF-CH-HH Group of the nature identified in Attachment A, Section 2 attached hereto and incorporated herein by reference, but only to the extent that the Management Company actually incurs such charges.  The Management Company and the AF-CH-HH Group agree that the AF-CH-HH Group shall be responsible for all expenses for executive employees exclusively dedicated to AF-CH-HH Group, sales and marketing efforts, hospital specific programs, hospice related support and such other items identified in Attachment A, Section 2, and in the event that the Management Company incurs charges with respect to such items, then the AF-CH-HH Group shall reimburse the Management Company.

(iii)                               In addition to the Management Fee and expense reimbursement referred to above, the AF-CH-HH Group shall also pay and reimburse the Management Company on a monthly basis (or as billed, if later), for all actual costs paid or incurred by the Management Company related to participation by the AF-CH-HH Group’s employees in the Management Company’s benefit plans, if applicable, and/or the AF-CH-HH Group’s employee costs incurred or paid by the Management Company, including without limitation, actual costs paid or incurred relating to employee benefit plans.

(b)                                 All charges, including, without limitation, the monthly Management Fee will be billed, to the extent reasonably possible, to the AF-CH-HH Group on a monthly basis within seven business days after the end of each month and are due and payable to the Management Company within 15 business days after receipt of the invoice, unless the AF-CH-HH Group notifies the Management Company of a discrepancy in the monthly invoice within seven business days of receipt of the invoice date.  The Management Company will maintain and provide to the AF-CH-HH Group reasonable documentation of its out-of-pocket expenses charged back to the AF-CH-HH Group pursuant to this Agreement.  Notwithstanding the preceding, the failure of the Management Company to seek reimbursement for an expense on a timely basis as described above shall not affect the AF-CH-HH Group’s obligation to reimburse the Management Company for such expense.

4.                                      Scope of Services and Obligations of the Management Company.

(a)                                 Services Provided.  The Management Company acknowledges that it shall have responsibility for ensuring that the Management Services required by this Agreement, including any coding, billing, and invoice or claims submissions activities, are performed in accordance with applicable Federal and State law, generally accepted industry standards, as well as any other third party payor rules or guidelines provided by the AF-CH-HH Group to the Management Company.  The Management Services to be provided by the Management Company under this Agreement are identified on Attachment A attached and incorporated herein by reference, and shall otherwise be provided pursuant to the terms set forth in this Agreement.

(b)                                 Performance Metrics.  The Management Company shall perform its services under this Agreement for the AF-CH-HH Group with the same level of quality and performance standards as the Management Company adheres to in the performance of services for the direct and indirect subsidiaries of AFAM.

(c)                                  HIPAA Compliance.  The Management Company and any subcontractor with which the Management Company subcontracts for the provision of the Management Services shall comply with the applicable requirements of Title II of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) in the performance of its obligations under this Agreement.  The Parties agree to execute a business associate agreement in form mutually satisfactory to the Management Company and the AF-CH-HH Group.

(d)                                 Contracted Services Arrangement.  To assist the Management Company in providing the Management Services to the AF-CH-HH Group, the Management Company may, but is not required to, contract with the AF-CH-HH Group for the services of one or more of the AF-CH-HH Group’s employees.  The Parties intend that such services will be performed on behalf of the Management Company, but under the primary direction and control of the AF-CH-HH Group with input from the Management Company.  The AF-CH-HH Group shall pay or provide to the contracted employees such salaries, bonuses, benefits, including retirement contributions, in accordance with its applicable polices and pay the federal, state and local income and employment tax withholdings related to or associated with the employment of the contracted employees.  The Management Company will reimburse the AF-CH-HH Group for the aforementioned expenses, or portion thereof, as may be mutually agreed upon between the Management Company and the AF-CH-HH Group.  Similarly, the AF-CH-HH Group may contract with the Management Company for the services of one or more of the Management Company’s employees.

(e)                                  Compliance Activities.  The Management Company shall maintain, or cause to be maintained, a corporate compliance plan for the Management Services contemplated by this Agreement, including the implementation of effective internal controls to ensure compliance with applicable Federal and State law. The Management Company shall take appropriate steps to prevent, investigate, and act upon any inappropriate coding, billing or business practices within the Management Company.  The Management Company shall conduct regular internal audits and engage in other ongoing monitoring activities relating to the business practices of the Management Company.  The Management Company shall at all times be solely responsible for taking appropriate disciplinary action and/or other corrective measures when inappropriate, fraudulent, abusive or otherwise illegal business activity is identified within the Management Company.  The Management Company shall further ensure that any subcontractor with whom the Management Company contracts to provide the Management Services under this Agreement agrees in writing to comply with the requirements of this Section 4(e).

(f)                                   Audits.

(i)                                     Audits or Reviews.  In addition to the independent audit contemplated by Section 4(i), below, upon not less than 10 days’ notice from the AF-CH-HH Group to the Management Company, and at the sole cost and expense of the AF-CH-HH Group, the Management Company shall cooperate and furnish the AF-CH-HH Group or its designees with any and all information necessary to perform and complete any and all audits or review procedures deemed necessary by the AF-CH-HH Group, in the AF-CH-HH Group’s reasonable discretion, to determine the accuracy and correctness of the accounting and internal controls performed and maintained by the Management Company; provided, however that any such designee of the AF-CH-HH Group shall not be a direct or substantial competitor of the Management Company or any member of the AF-CH-HH Group.  Any such audit or review shall be conducted at such time and in such manner so as to avoid undue disruption of the Management Company’s business operations.

(ii)                                  Software Changes.  The Management Company shall provide, at AF-CH-HH Group’s sole cost and expense, any software changes that the Management Company deems necessary, in its reasonable discretion, for purposes of upholding the billing and coding specifications required by CMS, the applicable state department of medical assistance or any applicable insurance provider or third party payor.  Notwithstanding the preceding sentence, the Management Company agrees to back up data collected and stored on the AF-CH-HH Group’s behalf at regular intervals in order to preserve data and system integrity and to regularly store appropriate backups offsite.

(g)                                  Insurance.  The Management Company agrees to maintain an insurance policy in the amount of not less than $1,000,000 per occurrence and $3,000,000 in the aggregate in order to cover any errors, omissions, or other negligent acts of the Management Company or the Management Company’s principals, employees, or agents during the performance of any duties under this Agreement and to provide the AF-CH-HH Group with a copy of the insurance certificate upon request by the AF-CH-HH Group.

(h)                                 Additional Services.  From time to time, the AF-CH-HH Group may request that the Management Company provide additional services that are not described in this Agreement.  Prior to providing any such additional services, the Management Company shall notify the AF-CH-HH Group of any additional fees and out-of-pocket expenses that the Management Company may charge for such additional services and obtain the AF-CH-HH Group’s approval of such additional fees. The AF-CH-HH Group shall be billed any such additional fees on a monthly basis, unless otherwise agreed between the Parties in writing.  If such additional services are requested by the AF-CH-HH Group and are to be performed by the Management Company, then the Parties shall amend this Agreement in order to specify the additional services to be provided by the Management Company and any additional fees and out-of-pocket expenses that the Management Company may charge for such additional services.

(i)                                     Independent Audit.  From time to time, but not more frequently than once during any 12-month period, the Management Company and the AF-CH-HH Group may mutually agree to engage an independent auditor, directly or through an attorney, to perform an audit with respect to the Management Company’s operations, and in particular its billing and coding practices on behalf of AF-CH-HH Group, with the expenses associated with such audit to be allocated to the AF-CH-HH Group.

5.                                      Obligations of the AF-CH-HH Group.

(a)                                 The AF-CH-HH Group shall not knowingly provide or cause to be provided inaccurate or incomplete billing information related to professional services rendered by the AF-CH-HH Group and shall not cause any unreasonable delay in providing same.

(b)                                 The AF-CH-HH Group shall not knowingly submit to the Management Company any information, documents and other records, including, but not limited to, information, documents or records relating to any member of the AF-CH-HH Group, the practices of the AF-CH-HH Group, the physician providers of the AF-CH-HH Group, services rendered, charges, billings, accounts receivable, patient information, and payor mix history, that is not accurate, true, and correct in all material respects.  Upon becoming aware of any inaccuracy, untruth or incorrect information or any material change to the foregoing in connection with this subsection (b), the AF-CH-HH Group shall promptly notify the Management Company thereof and use reasonable efforts to provide the Management Company with updated documents and records, as appropriate.

(c)                                  The AF-CH-HH Group shall provide to the Management Company information with regard to participation agreements or contracts for professional services that have been entered into between the AF-CH-HH Group and third parties responsible for payment of claims relative to any professional services provided by the AF-CH-HH Group, including, without limitation, terms of the contract, requirements and guidelines related to billing, and the specific agreed reimbursement rates for professional and/or total component services.  Upon becoming aware of any material change in connection with the foregoing in this Section 5(c), the AF-CH-HH Group shall promptly notify the Management Company thereof and make reasonable efforts to provide the Management Company with updated information, as appropriate.

(d)                                 The AF-CH-HH Group acknowledges and agrees that under the terms of this Agreement, the business practices and methods, software programs, business products, plans, or other trade secrets, business records, or documents of the Management Company are the sole property of the Management Company.

(e)                                  The AF-CH-HH Group acknowledges that the AF-CH-HH Group shall have full legal responsibility for providing complete, accurate and reliable information, data, and materials needed for Management Services under this Agreement, including providing all charge-related information to the Management Company.

6.                                      Default.  In the event of any default under the terms of this Agreement (each, a “Default”), the Party asserting such default shall provide written notice to the other Party (the “Defaulting Party”) within 30 days of its discovery thereof, which Defaulting Party shall cure such Default within 15 business days from its receipt of such notice.

7.                                      Indemnification.

(a)                                 By the AF-CH-HH Group.  Without limitation as to the other rights of the Management Company, the AF-CH-HH Group shall indemnify, defend, and hold harmless the Management Company and its members, officers, managers, agents, affiliates, representatives, employees, and the personal representatives, heirs, successors and/or assigns, as applicable, of such persons, against and from all liability, demands, claims, actions or causes of action, assessments, losses, penalties costs, damages or expenses sustained or incurred by any of the foregoing persons as a result of or arising out of or by virtue of any misrepresentation or breach of any representation, warranty, covenant or agreement of the AF-CH-HH Group set forth herein.

(b)                                 By the Management Company.  Without limitation as to the other rights of the AF-CH-HH Group, the Management Company shall indemnify, defend, and hold harmless the AF-CH-HH Group and its shareholders, directors, officers, partners, members, officers, managers, agents, affiliates, representatives and employees, and the personal representatives, heirs, successors and/or assigns, as applicable, of such persons, against and from all liability, demands, claims, actions or causes of action, assessments, losses, penalties costs, damages or expenses sustained or incurred by any of the foregoing persons as a result of or arising out of or by virtue of any misrepresentation or breach of any representation, warranty, covenant or agreement of the Management Company set forth herein.

8.                                      Termination.

(a)                                 The Parties may terminate this Agreement at any time by mutual written consent of the Management Company and the AF-CH-HH Group.

(b)                                 Either Party may terminate this Agreement, immediately, without prior notice to the other Party, if (i) the non-terminating Party liquidates, dissolves or winds up; becomes insolvent or seeks protection, voluntary or involuntary, under applicable bankruptcy law; makes an assignment for the benefit of its creditors; (ii) there is a final determination by an administrative agency or a court of competent jurisdiction that a violation of any law or regulation has occurred in connection with the provision of the Management Services; (iii) the non-terminating Party is excluded, suspended, or debarred from participating in the Medicare of Medicaid programs; or (iv) if any principal of the non-terminating Party is convicted by a court of competent jurisdiction of a felony or any misdemeanor involving fraud or embezzlement, including, without limitation, mail or insurance fraud.

(c)                                  In the event there is any uncured Default under this Agreement, the non-Defaulting Party may terminate this Agreement by 30 days written notice to the Defaulting Party.

(d)                                 In the event the AF-CH-HH Group is more than 45 days delinquent in remitting payment to the Management Company for the Management Services provided under this Agreement following delivery of a proper and accurate invoice by the Management Company related to such payment, the Management Company may terminate this Agreement immediately, by written notice to the AF-CH-HH Group; provided, however, that the AF-CH-HH Group shall remain liable to the Management Company for any unpaid amounts owed to the Management Company under this Agreement.

(e)                                  Upon the termination of this Agreement for any reason, immediately and without charge, the AF-CH-HH Group may access and obtain copies of all of the AF-CH-HH Group’s reports and information, including but not limited to information concerning the rendition of medical services by the AF-CH-HH Group, the AF-CH-HH Group’s patient charge data, and the AF-CH-HH Group’s billing and collection data.  Any and all amounts owed to the Management Company under this Agreement shall become immediately due and payable, and except as set forth above in this subparagraph and in Section 8(f), the Management Company may cease performance of all Management Services under this Agreement without any further obligation or liability to the AF-CH-HH Group under this Agreement.

(f)                                   Following the expiration or termination of this Agreement, the Management Company shall, if requested by the AF-CH-HH Group in writing and so long as permitted by law, continue to provide Management Services to the AF-CH-HH Group in accordance with the terms and conditions of this Agreement for a reasonable period (not to exceed 90 days) (the “Run-Out Period”) sufficient to enable the AF-CH-HH Group to make appropriate arrangements for the ongoing management of the AF-CH-HH Group.  In exchange for its provision of services provided during the Run-Out Period, the AF-CH-HH Group shall pay to the Management Company on the same basis as applicable during the Term.

9.                                      Books and Records.

(a)                                 Access.  The AF-CH-HH Group shall have the right during normal business hours of the Management Company to examine the books, records, and related materials maintained by the Management Company in connection with the Management Services provided to any member of the AF-CH-HH Group.

(b)                                 Retention of Documents.  Except as otherwise required under the terms of the Parties’ Business Associate Agreement, the Management Company shall not have any liability or obligation with respect to the retention and storage of source documents, charge documents, and payment documents beyond the time period of normal billing activity, and shall return all such information to AF-CH-HH Group when no longer needed by the Management Company.  In connection with any follow-up billing issues, the AF-CH-HH Group shall make reasonable efforts to provide access to any such documents during normal business hours of the AF-CH-HH Group, upon written request by the Management Company.

(c)                                  Reasonable Costs.  To the extent that Section 1861(v)(1)(I) of the Social Security Act applies to this Agreement, the Management Company agrees that until the expiration of four years after the furnishing of the Management Services under this Agreement, the Management Company shall retain and make available, upon written request of the Secretary of Health and Human Services or the U.S. Comptroller General, or any of their duly authorized representatives, this Agreement, and any books, documents and records of the Management Company that are necessary to certify the nature and extent of any costs incurred by the AF-CH-HH Group under this Agreement.  Furthermore, the Management Company agrees to include a provision substantially similar to this Section 9(c) in any subcontractor agreement in connection with the Management Services.

(d)                                 Confidentiality.  Each Party acknowledge and agree that during the Term each Party may be provided, and may otherwise come into contact, with confidential and proprietary information of the other Party and its affiliates and customers, including, but not limited to, customer lists, business plans, know-how, trade secrets, development and experimental work, other proprietary and confidential matters relating to the financial affairs, personnel, products and services, sales, and business and other affairs of the other Party and any division or affiliate of the other Party and their respective assigns and successors, and with respect to the Management Company, including Information regarding the Management Company (collectively, the “Information”), and such Information is therefore deemed confidential, proprietary information of the applicable Party (to the extent it relates to the business of such Party), so long as it is neither generally known nor readily ascertainable by the public (collectively, the “Confidential Information”).  Confidential Information shall not include any information in intangible form which is retained in memory by a Party’s representatives and is wholly dissociated from the other Party in such representative’s memory.  Except pursuant to express written consent of the other Party, neither Party shall at any time during the duration of this Agreement or after the termination or expiration of this Agreement, make use of (whether personal, commercial or otherwise) nor disclose to any person or other third party (including an employee, contractor, or agent of the Management Company), for any competitive purpose whatsoever or any purpose which may be, directly or indirectly, individually or in the aggregate, reasonably considered to have a competitive effect, any Confidential Information, except in furtherance of performing the Management Services as may be required pursuant to applicable law or to a Party’s professional advisors and counselors, including, but not limited to, attorneys and consultants.  Except to the extent required by law, each Party shall return to the other Party any and all Confidential Information, and all copies thereof, in its possession upon the termination of this Agreement, or in the alternative, if then acceptable to the other Party, shall certify in writing that such Confidential Information including without limitation all electronic versions thereof have been destroyed.  Additional confidentiality and privacy provisions required by HIPAA are set forth in the Parties’ Business Associate Agreement.  This Section 9(d) shall in no way limit the Management Company’s obligations with respect to Protected Health Information.  The Parties acknowledge that monetary damages may not be an adequate remedy for a breach of this Section 9(d); therefore, a Party may seek equitable relief, including injunctive relief, without the need to post bond, and specific performance, in the event of any breach or threatened breach of this Section 9(d) by the other Party in addition to all other remedies available at law or in equity.  The AF-CH-HH Group acknowledges that the restrictions set forth in this Agreement shall not restrict the right of the Management Group to engage in the home health and hospice business, and related healthcare business activities, subject to the restrictions set forth in the Amended and Restated Limited Liability Company Agreement for AF-CH-HH (the “LLC Agreement”) or to otherwise use or disclose Confidential Information in the Management Group’s business, subject to restrictions set forth in the LLC Agreement.

10.                               Independent Contractor.  In performance of the work, duties, and obligations under this Agreement, the Parties acknowledge and agree that the Management Company shall act as an independent contractor, and that the AF-CH-HH Group shall neither have nor exercise any control or direction over the methods by which the Management Company or its employees function in providing the Management Services.  The Management Company acknowledges and agrees that it shall be solely responsible for all payroll taxes, withholding taxes, withholding tax obligations, and related duties connected with the personnel employed by the Management Company to provide the Management Services.

11.                               Miscellaneous.

(a)                                 Amendments and Waivers.  This Agreement may only be amended, modified, or supplemented in a writing signed by the Management Company and the AF-CH-HH Group.  The failure of any Party hereto to enforce any provision of this Agreement against the other Party shall not be deemed a waiver or in any way affect the validity of this Agreement or any part hereof.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

(b)                                 Appropriate Amendments.  Notwithstanding anything in this Agreement to the contrary, upon any of the events listed in paragraphs (i) or (ii) below, the Parties agree to immediately initiate negotiations to resolve the matter through amendments to this Agreement.  If the Parties are unable to resolve the matter within 45 days after initiating negotiations, either Party may, at its option, terminate this Agreement upon written notice to the other party.

(i)                                     If, in the opinion of a Party’s legal counsel, there is a material risk of loss to: (A) the licensure of the Party; (B) the participation of the Party in the Medicare or Medicaid programs; or (C) the Party’s full accreditation by any State or nationally-recognized accrediting organization; or

(ii)                                  If for any other reason performance under this Agreement should be in violation of any statute, ordinance, or be otherwise deemed illegal, or be deemed unethical by any recognized body, agency, or association in the medical field.

(c)                                  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provision of this Agreement.

(d)                                 Complete Agreement.  This Agreement and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

(e)                                  Assignability; Binding Effect. Neither this Agreement nor any right or obligation under this Agreement may be assigned by any of the Parties to this Agreement without the prior written consent of the other Parties to this Agreement; provided, however, that the Management Company shall have the right to assign this Agreement to an affiliate of the Management Company upon written notice to the AF-CH-HH Group of same.  Any attempted assignment in violation of the foregoing shall be void and of no effect.  The rights and obligations of the Agreement shall extend to and be binding upon the Parties and their respective heirs, executors, administrators, successors and assigns, as applicable.

(f)                                   Construction.  This Agreement shall be construed under, and in accordance with, the laws of the State of Delaware. In the event any of the provisions of this Agreement are to be held invalid, illegal or unenforceable in any respect, by a court of competent jurisdiction, the remaining portion of this Agreement shall continue to be in full force and effect.

(g)                                  Notices.  All notices provided for in this Agreement shall be delivered by registered or certified mail, or by FedEx or other reputable overnight carrier, to the applicable party at the respective address set forth below, or at such other addresses as the Parties shall designate to each other in writing:

If to the Management Company:

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

Attention:  President

with a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202

Attention:  Scott W. Dolson

If to the AF-CH-HH Group:

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

Attention:  President

with a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202

Attention:  Scott Dolson

and

CHSPSC, LLC

4000 Meridian Boulevard

Franklin, Tennessee 37067-6325

Attention:  General Counsel

(h)                                 Arbitration.  Unless the Parties agree otherwise, if any dispute arises between the Parties relating to this Agreement or any claim arising out of this Agreement (or its breach), the Parties will first utilize the procedures specified in this Section 11(h) prior to initiating any court proceedings or other legal action.  First, any Party seeking to resolve a dispute shall give written notice to the other Party, describing in general terms the nature of the dispute and the initiating Party’s claim for relief.  The Parties shall then make a good faith attempt for the 30-day period which immediately follows delivery of such notice to meet (with legal and other counsel if desired) to discuss the dispute and to attempt to achieve a settlement thereof.  If the dispute is not resolved within such 30-day period, then the Parties shall cease to negotiate directly and shall submit such dispute to arbitration.  The Parties shall each appoint one person to hear and determine the dispute, and such person appointed by each party shall have at least 10 years’

experience in the health care industry.  If these two arbitrators cannot agree, then the two arbitrators shall choose a third impartial arbitrator who shall have at least 10 years’ experience in the health care industry, whose decision shall be final.  The arbitration shall be conducted in accordance with and subject to the American Health Lawyers Alternative Dispute Resolution Service Rules of Procedure for Arbitration.  All costs and expenses of arbitration shall be paid equally by the Parties to such arbitration, except that each Party to such arbitration shall be solely responsible for its own attorney’s fees. The meetings of the arbitrator shall be held in Louisville, Kentucky or at such other place or places as may be determined by the Parties.

(i)                                     Singular and Plural; Gender.  The singular shall include the plural and vice-versa, and the use of one gender shall be deemed to include all other genders whenever appropriate.

(j)                                    Section Titles.  The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement.

(k)                                 Incorporation of Preliminary Statements.  The Recitals are incorporated herein by this reference, are made a part of this Agreement, and shall have the full force and effect of any other provision of this Agreement.

(l)                                     No Referrals.  The Parties agree that the benefits to the Parties under this Agreement do not require, are not payment for and are not in any way contingent upon the referral of patients or business or any other arrangement for the provision of medical services or products.

(m)                             Change in the Law.  It is the intent and good faith belief of the Parties hereto that this Agreement complies with the Federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b and other applicable Federal and State laws and regulations.  In the event there is a change in the law or in the interpretation of the law, either by statute, regulation or written final opinion which makes this Agreement or any part hereof illegal, then this Agreement shall be reformed to comply with the law.  If it is not possible to reform this Agreement to comply with the law or if to do so would materially deprive either Party of the benefits contemplated when this Agreement was signed, then this Agreement shall be terminated as provided under Section 8(b).

(n)                                 Fair Market Value.  The Parties hereby agree that the aggregate compensation paid by the AF-CH-HH Group to the Management Company for the Management Services performed by the Management Company under this Agreement represents fair market value for the Management Services.

(o)                                 Disclosure and Waiver of Conflicts.  In connection with the preparation of this Agreement, the Parties acknowledge and agree that:  (i) the attorney that prepared this Agreement (“Attorney”) acted as legal counsel to the Management Company; (ii) the Parties have been advised by the Attorney that the interests of the Parties may be opposed to each other and, accordingly, the Attorney’s representation of the Management Company may not be in the best interests of the Parties; and (iii) each of the Parties has been advised by the Attorney of their right to retain separate legal counsel.  Notwithstanding the foregoing, the Parties (A) acknowledge that they have been advised of their right to retain separate counsel and have either done so or have waived their right to do so; and (B) jointly and severally forever waive any claim that the Attorney’s representation of the Management Company constitutes a conflict of interest.  AF-CH-HH acknowledges that it has retained CHSPSC, LLC’s counsel to represent it in connection with the negotiation and drafting of this Agreement.

(p)                                 Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, and delivered by facsimile or other electronic means, each of which shall be deemed an original and when taken together shall constitute one complete instrument.

(o)                                 Post-Closing Restructuring.  The Parties hereto acknowledge that AF-CH-HH may undergo a restructuring after the date hereof that would involve the spin out of some or all of the subsidiaries of AF-CH-HH into separate joint ventures.  Each separate joint venture would be owned 80% by AFAM (or one of its affiliates) and 20% by the Community Health Services, Inc. subsidiary that owns and operates a hospital in the market of the given separate joint venture (each a “CHS Hospital”).  AF-CH-HH, AFAM and NHI hereby agree that each such separate joint venture would enter into a management services agreement substantially similar to this Agreement with AFAM and NHI, and such new management services agreement shall have a term consistent with the term of this Agreement.  Each of the undersigned Parties has executed and delivered this Services Agreement as of the date first set forth above.

The Management Company:

NATIONAL HEALTH INDUSTRIES, INC.

	By:	/s/ P. Todd Lyles
P. Todd Lyles, Senior Vice President

ALMOST FAMILY, INC.

	By:	/s/ P. Todd Lyles
P. Todd Lyles, Senior Vice President

The AF-CH-HH Group:

AF-CH-HH, LLC
f/k/a COMMUNITY HEALTH UNITED HOME CARE, LLC

By:	NATIONAL HEALTH INDUSTRIES, INC., as Manager

	By	/s/ P. Todd Lyles
P. Todd Lyles, Senior Vice President

ATTACHMENT A

TO

ADMINISTRATIVE AND MANAGEMENT SERVICES AGREEMENT

Section 1:  Shared Services Included in Management Fee:

1. Chairman/CEO Expense

2. Government Affairs

3. Internal Audit and Compliance

4. Finance, Tax and Accounting

5. Information Technology

6. Accounting

7. Accounts Receivable

8. General Operations

9. Human Resources

10. Legal

11. Administration

12. Clinical Affairs

Section 2:  Direct Costs and Expenses to be paid by AF-CH-HH:

1. Home Health Line Management

2. Senior Operations Management

3. PC/Hospice Line Management

4. Hospital Specific Programs

5. Sales and Marketing